Exhibit 10.14

EALIXIR, Inc.

Shareholder Loan Agreement

This shareholder loan agreement (“Agreement”) documents a loan arrangement between Ealixir Corporation (“Ealixir”) and Enea Angelo Trevisan (“Shareholder”), the majority shareholder of Ealixir, effective as of January 1, 2020.

The Shareholder agrees to extend funds to Ealixir, as and when required, in order to operate Ealixir’s business.

Term and re-payment of the Loan

The term of the loan is indefinite, and the loan can be repaid at any time, in part or in full. It is expected that the outstanding balance will be repaid within 12 months from the disbursement, but this is not required.

Loan Amount & Interest

The amount of the loans depend on the actual requirements of Ealixir payments needs. There are no interest payments during the life of the loan.

Assignment

This Agreement will pass to the benefit of and be binding upon the respective heirs, executors, administrators, successors and assigns of Ealixir, Inc. Ealixir, Inc waives presentment for payment, notice of non-payment, protest, and notice of protest.

Governing Law

This Agreement shall be interpreted in accordance with, and the rights of the parties hereto shall be determined by, the laws of the State of Nevada without reference to that state’s conflicts of laws principles.

Entire Agreement

This Agreement constitutes the entire agreement between the parties and there are no further items or provisions, either oral or otherwise expressed.

IN WITNESS WHEREOF, the parties have duly affixed their signatures under hand and seal, on the day and year first above written.

/s/ Enea Angelo Trevisan	/s/ Francesco Mazza
Enea Angelo Trevisan	Francesco Mazza
Major Shareholder	Member of the board of directors
EALIXIR, Inc.	EALIXIR, Inc.

/s/ Danila Pisati
Danila Pisati
Member of the board of directors
EALIXIR, Inc.